SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________________

FORM 8-K

Current Report

Dated June 24, 2009

of

ZALE CORPORATION

A Delaware Corporation
IRS Employer Identification No. 75-0675400
SEC File Number 001-04129

901 West Walnut Hill Lane
Irving, Texas  75038
(972) 580-4000

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 24, 2009, Cindy Gordon, Senior Vice President, Controller and Chief Accounting Officer of Zale Corporation (the “Company”), resigned from the Company effective June 30, 2009.  Jim Sullivan has been appointed to the position of Vice President, Controller and Chief Accounting Officer effective July 1, 2009.  Mr. Sullivan has served as Vice President, Financial Reporting and Compliance since joining the Company in January 2007. Prior to joining the Company, Mr. Sullivan served as Assistant Controller of Affiliated Computer Services, Inc. from October 2006 to January 2007.  Mr. Sullivan was Senior Director, Financial Reporting for Brinker International from July 2001 to September 2006 and previously served as a Senior Audit Manager for PricewaterhouseCoopers.

On June 25, 2009, Zale Delaware, Inc., a wholly-owned subsidiary of the Company, entered into a Separation and Release Agreement with Steve Larkin, the former Executive Vice President, Chief Marketing and E-Commerce Officer of the Company.  As provided in Mr. Larkin’s employment security agreement (the “ESA”), (1) Mr. Larkin will receive severance pay of $651,693, with such amount payable in equal monthly installments over an 18 month period; provided that all unpaid portions of such severance pay will be distributed to Mr. Larkin in a lump sum payment on the payroll date immediately preceding March 15, 2010, (2) he will receive accrued but unpaid base salary, vacation pay or bonus, if any, (3) for a period of 18 months following his termination of employment, he will be eligible to continue medical insurance coverage at rates then applicable to employees for such coverage; provided that the Company’s obligation to make such coverage available will terminate in the event reasonably comparable benefits are made available to Mr. Larkin in connection with any other employment, consultancy or other arrangement undertaken by Mr. Larkin, and (4) he will be entitled to receive outplacement services for a period of three months. In addition, under the terms of the ESA, Mr. Larkin has agreed to certain non-competition and non-solicitation provisions for a period of 18 months following the end his employment with the Company.

Item 9.01     Financial Statements and Exhibits

(d)	Exhibits

10.1	Separation and Release Agreement with Steve Larkin.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Zale Corporation

Dated:	June 30, 2009	By:	/s/ Matthew W. Appel
Matthew W. Appel
Executive Vice President and
Chief Financial Officer